Rule 17g-1 - Bonding of Officers and Employees of Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond:

Six Circles Ultra Short Duration Fund- $625,000

Six Circles Tax Aware Ultra Short Duration Fund- $625,000

Six Circles U.S. Unconstrained Equity Fund- $625,000

Six Circles International Unconstrained Equity Fund- $625,000

The premium of $15,000 for the Six Circles Trust has been paid for the period July 9, 2018 to July 9, 2019.